Exhibit 10.10

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN
MARKED WITH “[***].”

Amendment No. 1 to the Master Framework Agreement

This Amendment No. 1 to the Master Framework Agreement (“Amendment”) is entered into by and between Uber Technologies Inc., a Delaware corporation with its principal place of business at 1515 3rd Street, San Francisco, CA 94158 (“Uber”), and Serve Robotics Inc. a Delaware Corporation, with a place of business at 730 Broadway, Redwood City, CA 94063 (“Company”).

WHEREAS, Uber and Company entered into a Master Framework Agreement, effective September 3rd, 2021 (“Agreement”), and wish to amend the Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	Unless otherwise defined herein, all capitalized terms set forth herein shall have the same meanings attributed to such terms in the Agreement.

2.	[***].

3.	[***].

4.	Section 8. Dispute Resolution is hereby deleted in its entirety and replaced with the following:

8. Management and Escalation.

8.1 Program Managers.

8.1.1 Uber and Company will each appoint a program manager with day-to-day responsibility for the cooperation of the parties as contemplated under this Agreement (such cooperation activities, the “Program”). Such program managers will be the primary interface of each respective party for all matters regarding this Agreement (each, a “Program Manager”).

8.1.2 The Program Manager for each party will be responsible for creating and managing integration, operations, marketing, and technical teams to define marketing and operational responsibilities and minimum technical requirements for the Program. The integration, operations, marketing, and technical teams will meet in person, telephonically or via other means as may be agreed upon by the parties on a mutually-agreed upon basis (but no less than quarterly) and the Program Managers will provide regular status updates on project status to the Steering Committee (as defined below).

8.1.3 The Program Managers will not be authorized to represent either party with respect to the delivery and receipt of any legally binding declaration by any party. The decisions of the Program Managers will not be legally binding upon the parties unless such decision has been confirmed in writing (email confirmation is acceptable) by Uber’s and Company’s authorized representatives.

8.1.4 Escalation of Disputes. The Program Managers will use good faith efforts to resolve all issues that arise in connection with this Agreement. Either Program Manager will be entitled to refer any such issues to the Steering Committee (as defined below) for further resolution in accordance with Section 8.3.

8.2 Steering Committee.

8.2.1 The parties will form a committee to provide strategic guidance regarding the Program (the “Steering Committee”). The Steering Committee will prepare joint recommendations to the Parties on relevant aspects of the Agreement.

8.2.2 The Steering Committee will consist of four members. Uber and Company will each appoint two members. The initial members of the Steering Committee will be nominated by the Parties within 90 days following the Amendment Effective Date (defined below). Each Party will be entitled, in its sole discretion, to remove any of its members and appoint replacement members (made effective by written notice to the other party).

8.2.3 The Steering Committee will make good faith efforts to convene: (i) for regular meetings on a quarterly basis; (ii) ad hoc meetings from time to time upon request by either Party (with at least two weeks prior written notice, except in exigent circumstances where shorter notice is necessary); and (iii) in the event one party notifies the other party of any material breach of or default under this Agreement.

8.2.4 If the Steering Committee fails to agree on any material matter, either party will be entitled to refer such matter to their senior executives for further consideration in accordance with Section 8.3.

8.2.5 Decisions of the Steering Committee will be taken by way of resolutions. Each resolution will require a unanimous vote. Each member of the Steering Committee will have one vote. The passing of any resolution requires a quorum of at least one member of the Steering Committee appointed by each Party.

8.2.6 The Steering Committee will not be authorized to represent either party with respect to the delivery and receipt of any legally binding declaration by any party. The decisions of the Steering Committee will not be legally binding upon the parties unless such decision has been confirmed in writing (email confirmation is acceptable) by Uber’s and Company’s authorized representatives, except that the terms and conditions of this Agreement may not be modified except by written amendment executed by authorized signatories of both parties.

8.3 Dispute Resolution. [***].

5.	Section 12.1 Term is hereby deleted in its entirety and replaced with the following:

This Agreement shall have a term commencing on the Effective Date and ending on the earlier of (i) February 24, 2026 (the “Initial Term”); or (ii) the effective date of termination of this Agreement by a Party pursuant to an applicable termination provision in this Agreement; provided, however, that this Agreement will automatically renew for consecutive one (1) year periods unless either party terminates the Agreement by giving written notice at least thirty (30) days before the end of the Initial Term or then-current renewal period (collectively, the “Term”).

6.	[***].

7.	Exhibit A (Company Safety Plan and Safety Metrics Reporting) of the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A, appended hereto.

8.	[***].

9.	This Amendment shall become effective on May 26, 2022 (“Amendment Effective Date”) and expires or terminates upon the expiration or termination of the Agreement. The provisions of this Amendment shall survive expiration or termination to the extent set forth in the Agreement.

10.	Except as otherwise provided in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. To the extent this Amendment conflicts with the Agreement, the terms and conditions of this Amendment shall control.

Exhibit A

Company Safety Plan and Safety Metrics Reporting

Company Safety Plan

[***].

4.4.	Audit Right and Cooperation with Governmental Inquiry.

4.4.1.	Company shall provide, as soon as reasonably practicable upon Uber’s request, copies of or access to all documentation or information relating to any Reportable Accident, Safety Incident, Complaint, or Citation, or Reportable Cybersecurity Incident that occurred during or related to an Uber Trip.

4.4.2.	Company shall provide law enforcement, governmental and regulatory authorities such documents, information or Data as is required by law to be so provided or otherwise reasonably requested by such authorities.

4.5.	Public reporting hotline. Company will maintain a phone or online (via email or website form) channel for receiving comments from the public on the safe operation of Company Delivery Robots.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

UBER TECHNOLOGIES INC.

By:	/s/ Sarfraz Maredia
Name:	Sarfraz Maredia
Title:	VP, Uber Eats
Date:	June 6, 2022

SERVE ROBOTICS, INC.

By:	/s/ Ali Kashani
Name:	Ali Kashani
Title:	Co-founder & CEO
Date:	June 7, 2022

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